Exhibit 99.1

Hostess Brands, Inc. Announces Third Quarter 2016 Financial Results for Hostess Holdings, L.P.

KANSAS CITY, Mo., November 10, 2016 – Hostess Brands, Inc. (NASDAQ: TWNK, TWNKW)(the “Company”), one of the largest manufacturers and marketers of sweet baked goods including Twinkies®, Ding Dongs®, Ho Hos®, Donettes® and a variety of new and classic treats, today reported third quarter ended September 30, 2016 financial results for its subsidiary Hostess Holdings, L.P. (“Hostess”).

Third quarter 2016 financial results for Hostess reflect the three months ended September 30, 2016, prior to the closing of the recent business combination (the “Business Combination”) between Hostess and the Company (f.k.a.Gores Holding, Inc.) which occurred on November 4, 2016. In connection with the closing of the Business Combination, the Company acquired a controlling interest in Hostess Holdings, L.P. and changed its name to Hostess Brands, Inc.

Third Quarter Financial Highlights

•	Net revenues increased 24.0% to $196.2 million

•	Sweet Baked Goods (sweet baked products) net revenues increased 12.6% to $174.0 million

•	Other (bread, buns and in-store bakery products) net revenues increased 502.6% to $22.2 million

•	Gross margin improved 640 basis points to 44.1%

•	Sweet Baked Goods gross margin was 45.8%

•	Other gross margin was 31.0%

•	GAAP net income was $33.5 million, up from a net loss of $4.1 million

•	Adjusted EBITDA grew 36.7% year-over-year to $55.6 million

(All comparisons above are with respect to the third quarter of 2015)

“We are very pleased with Hostess’s third quarter financial results which are evidence of the successful execution of our strategy to continue to build out our whitespace distribution opportunities and enhance our product assortment through innovation and new product development,” commented Bill Toler, President and Chief Executive Officer of the Company. “The completion of our merger with the Gores team marks an exciting milestone in Hostess’s history as we take another meaningful step forward in our business evolution. We believe Hostess has significant potential to leverage our well-established sweet baked goods brand portfolio to drive continued sales growth, profitability and value for our shareholders.”

Third Quarter 2016 Financial Results

Net revenues were $196.2 million, an increase of $38.0 million or 24.0%, compared to net revenues of $158.2 million for the third quarter of 2015 primarily due to an increase in the number of cases sold as a result of increased distribution in convenience and drug channels and expanded product offerings. Superior Cake Products, Inc. (“Superior”) acquired by Hostess on May 10, 2016, contributed $9.7 million in net revenues for third quarter of 2016. Sweet Baked Goods represented 88.7% and Other represented 11.3% of net revenues, respectively.

Gross profit was $86.6 million, or 44.1% of net revenues, compared to gross profit of $59.6 million, or 37.7% of net revenues, for the third quarter of 2015. After excluding a $4.0 million credit to recall costs related to flour and $2.6 million of incentive compensation third quarter of 2016 gross profit was $85.2 million, or 43.4% of net revenues. Ingredient costs were higher as a percentage of net revenues for the third quarter of 2015, primarily due to the reduced available egg supplies, which increased the egg ingredient prices to record highs.

Selling, general and administrative (“SG&A”) expenses were $29.1 million, an increase of $5.4 million, as compared to SG&A of $23.7 million for the third quarter of 2015. The increase in SG&A expenses were primarily attributable to increases in field marketing, increases in annual incentive compensation related to increases in operating performance, professional fees and the addition of Superior.

GAAP net income was $33.5 million compared to a net loss of $4.1 million in the third quarter of 2015.

Adjusted EBITDA was $55.6 million, an increase of $14.9 million, or 36.6%, compared to adjusted EBITDA of $40.7 million for the third quarter of 2015. Adjusted EBITDA for the third quarter of 2016 was 28.4% of net revenues, compared to adjusted EBITDA of 25.7% of net revenues in the same period last year. Adjusted EBITDA is non-GAAP financial measure. Please refer to the tables in this press release for a reconciliation of non-GAAP financial measures.

Segment Review

Hostess has two reportable segments: Sweet Baked Goods and Other. The Sweet Baked Goods segment consists of sweet baked goods and the Other segment consists of branded bread, buns and in-store bakery products. Please refer to the tables in this press release for segment financial disclosures.

Sweet Baked Goods Segment: Net revenues for quarter were $174.0 million, an increase of $19.6 million, or 12.7%, compared to net revenues of $154.4 million for the third quarter of 2015. Gross profit was $79.7 million, or 45.8% of net revenues, compared to gross profit of $58.4 million, or 37.8% of net revenues for the third quarter of 2015.

Other Segment: Net revenues for quarter were $22.2 million, an increase of $18.5 million, or 502.6%, compared to net revenues of $3.7 million for the third quarter of 2015. Gross profit was $6.9 million, or 31.1% of net revenues, compared to gross profit of $1.2 million, or 32.4% of net revenues for the third quarter of 2015.

Balance Sheet and Cash Flow

As of September 30, 2016, Hostess had cash and cash equivalents of $64.2 million and approximately $97.2 million available for borrowing, net of letters of credit, under its revolving line of credit. Following the completion of the Business Combination on November 4, 2016, the Company had cash and cash equivalents of approximately $7.5 million and net debt of $991.8 million.

About Hostess Brands, Inc.

Hostess is one of the largest packaged food companies focused on developing, manufacturing, marketing, selling and distributing fresh baked sweet goods in the United States. The brand’s history dates back to 1919, when the Hostess CupCake was introduced to the public, followed by Twinkies® in 1930. Today, Hostess produces a variety of new and classic treats including Ding Dongs®, Ho Hos®, Donettes® and Fruit Pies, in addition to Twinkies® and CupCakes.

For more information about Hostess products and Hostess Brands, please visit hostesscakes.com. Follow Hostess on Twitter: @Hostess_Snacks; on Facebook: facebook.com/Hostess; on Instagram: Hostess_Snacks; and on Pinterest: pinterest.com/hostesscakes.

Forward-Looking Statements

This press release contains statements reflecting our views about our future performance that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. Forward-looking statements are generally identified through the inclusion of words such as “believes,” “expects,” “intends,” “estimates,” “projects,” “anticipates,” “will,” “plan,” “may,” “should,” or similar language. Statements addressing our future operating performance and statements addressing events and developments that we expect or anticipate will occur are also considered as forward-looking statements. All forward looking statements included herein are made only as of the date hereof. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.

These statements inherently involve risks and uncertainties that could cause actual results to differ materially from those anticipated in such forward-looking statements. These risks and uncertainties include, but are not limited to, maintaining, extending and expanding our reputation and brand image; protecting our intellectual property rights; leveraging our brand value to compete against lower-priced alternative brands; correctly predicting, identifying and interpreting changes in consumer preferences and demand and offering new products to meet those changes; operating in a highly competitive industry; our continued ability to produce and successfully market products with extended shelf life; our ability to drive revenue growth in our key products or add products that are faster-growing and more profitable; volatility in commodity, energy, and other input prices; our dependence on our major customers; our geographic focus could make us particularly vulnerable to economic and other events and trends in North America; increased costs in order to comply with governmental regulation; general political, social and economic conditions; a portion of our workforce belongs to unions and strikes or work stoppages could cause our business to suffer; product liability claims, product recalls, or regulatory enforcement actions; unanticipated business disruptions; dependence on third parties for significant services; our insurance may not provide adequate levels of coverage against claims; failures, unavailability, or disruptions of our information technology systems; our ability to achieve expected synergies and benefits and performance from our strategic acquisitions; dependence on key personnel or a highly skilled and diverse workforce; and our ability to finance our indebtedness on terms favorable to us; and other risks as set forth from time to time in our Securities and Exchange Commission filings, including, without limitation, our Annual Report on Form 10-K.

HOSTESS HOLDINGS, L.P.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	September 30,	December 31,
	2016	2015
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$64,220	$64,473
Restricted cash	8,215	4,655
Accounts receivable, net	58,853	38,860
Inventories	29,280	25,130
Assets held for sale	—	4,000
Prepaids and other current assets	11,550	2,041

Total current assets	172,118	139,159
Property and equipment, net	147,025	128,078
Restricted cash	9,010	17,225
Intangible assets, net	291,947	263,579
Goodwill	81,575	56,992
Deferred finance charges	1,422	1,696
Other assets, net	7,569	7,142

Total assets	$710,666	$613,871

LIABILITIES AND PARTNERS’ DEFICIT

Current liabilities:
Long-term debt and capital lease obligation payable within one year	$9,401	$9,250
Accounts payable	46,660	28,053
Accrued expenses	24,880	20,577
Deferred distributions to partners	8,215	4,655
Other liabilities	538	565

Total current liabilities	89,694	63,100
Long-term debt and capital lease obligation	1,189,542	1,193,667
Deferred distributions to partners	9,010	17,225
Deferred tax liability	11,457	—

Total liabilities	1,299,703	1,273,992

Commitments and contingencies
Partners’ deficit	(554,601)	(622,130)
Noncontrolling interest	(34,436)	(37,991)

Total liabilities and partners’ deficit	$710,666	$613,871

HOSTESS HOLDINGS, L.P.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Net revenue	$196,197	$158,213	$548,758	$473,789
Cost of goods sold	113,618	95,942	309,461	269,997
Recall costs related to flour	(4,000)	—	—	—
Special employee incentive compensation	—	2,649	—	2,649

Gross profit	86,579	59,622	239,297	201,143

Operating costs and expenses:
Advertising and marketing	10,381	9,096	27,529	25,101
Selling expense	8,271	7,242	23,175	22,783
General and administrative	10,437	7,367	31,442	24,250
Amortization of customer relationships	503	155	1,003	467
Special employee incentive compensation	—	1,274	—	1,274
Impairment of property and equipment	—	1,525	7,300	1,950
Loss on sale/abandonment of property and equipment and bakery shutdown costs	213	90	440	1,005
Related party expenses	1,058	1,236	3,432	3,700

Total operating costs and expenses	30,863	27,985	94,321	80,530

Operating income	55,716	31,637	144,976	120,613
Other expense:
Interest expense, net	18,004	14,136	53,748	31,806
Loss on debt extinguishment	—	18,121	—	25,880
Other (income) expense	4,222	3,444	9,411	(8,680)

Total other expense	22,226	35,701	63,159	49,006

Income (loss) before income taxes	33,490	(4,064)	81,817	71,607
Income tax provision (benefit)	(23)	—	294	—

Net income (loss)	33,513	(4,064)	81,523	71,607
Less: Net income (loss) attributable to the noncontrolling interest	2,329	(204)	4,110	3,580

Net income (loss) attributable to Hostess Holdings, L.P.	$31,184	$(3,860)	$77,413	$68,027

HOSTESS HOLDINGS, L.P.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	Nine Months Ended September 30, 2016	Nine Months Ended September 30, 2015
Operating activities
Net income	$81,523	$71,607
Depreciation and amortization	9,054	7,158
Impairment of property and equipment	7,300	1,950
Non-cash interest expense-debt fee amortization	2,486	2,547
Non-cash loss on debt extinguishment	—	16,005
Unit-based compensation	689	1,264
Gain on sale/abandonment of property and equipment	(153)	(21)
Change in operating assets and liabilities
Accounts receivable	(17,871)	(10,469)
Inventories	(1,850)	(3,129)
Prepaids and other current assets	(9,397)	(792)
Accounts payable and accrued expenses	17,335	25,941
Other	397	316

Net cash provided by operating activities	89,513	112,377

Investing activities
Purchases of property and equipment	(23,995)	(22,306)
Acquisition of Superior, net of cash	(50,091)	—
Proceeds from sale of assets	4,350	409
Proceeds from sale of marketable securities	—	42,960
Restricted cash release	—	1,762
Acquisition and development of software assets	(1,917)	(1,745)

Net cash provided by (used in) investing activities	(71,653)	21,080

Financing activities
Repayments of debt and capital lease obligation	(6,985)	(496,250)
Proceeds from issuance of long-term debt	—	1,225,000
Debt fees	—	(22,819)
Distributions to partners	(10,573)	(952,875)
Distributions to noncontrolling interest	(555)	(46,765)

Net cash used in financing activities	(18,113)	(293,709)

Net decrease in cash and cash equivalents	(253)	(160,252)
Cash and cash equivalents at beginning of period	64,473	209,623

Cash and cash equivalents at end of period	$64,220	$49,371

Supplemental Disclosures Of Cash Flow Information:
Cash paid during the period for:
Interest	$50,799	$18,284

Supplemental disclosure of non-cash investing:
Accrual of purchases of property and equipment	$2,072	$228

Hostess has two reportable segments: Sweet Baked Goods and Other. The Sweet Baked Goods segment consists of sweet baked goods that are sold under the Hostess® and Dolly Madison brands. In April 2015, Hostess launched Hostess® branded bread and buns. As a result, Hostess added a reportable segment called Other, to include Hostess® branded bread and bun products. In May 2016, Hostess purchased Superior, which manufactures and distributes eclairs, madeleines, brownies, and iced cookies in the “In-Store Bakery” section of grocery and club retailers. The operations of Superior have been included in the reportable segment called Other. The Hostess® branded bread and buns operating segment, the In-Store Bakery operating segment, and other were aggregated and presented within Other as a result of not meeting the 10 percent quantitative threshold tests in accordance with FASB ASC 280-10-50-12.

Hostess evaluates performance and allocates resources based on net revenue and gross profit. Information regarding the operations of these reportable segments is as follows:

	Three Months Ended		Nine Months Ended
(In thousands)	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Net revenue:
Sweet Baked Goods	$173,997	$154,529	$507,813	$467,140
Other	22,200	3,684	40,945	6,649

Net revenue	$196,197	$158,213	$548,758	$473,789

Gross profit:
Sweet Baked Goods	$79,697	$58,420	$226,208	$198,784
Other	6,882	1,202	13,089	2,359

Gross profit	$86,579	$59,622	$239,297	$201,143

Non-GAAP Financial Measures

This press release presents Hostess Holdings, L.P.’s Adjusted EBITDA for the three and nine months ended September 30, 2016 and 2015. Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (each as determined in accordance with GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and liquidity, estimate our value and evaluate our ability to service debt.

We define Adjusted EBITDA as net income adjusted to exclude (i) interest expense, net, (ii) depreciation and amortization and (iii) as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance. These further adjustments are itemized below. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments set forth below. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. For example, Adjusted EBITDA:

•	does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;

•	does not reflect changes in, or cash requirements for, our working capital needs;

•	does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt; and

•	does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future.

Our presentation of Adjusted EBITDA does not exclude related party expenses associated with our employment agreement with C. Dean Metropoulos as the Chief Executive Officer and/or Executive Chairman. The amounts of such related party expenses for the three months ended September 30, 2016 and September 30, 2015 were $1.1 million and $1.2 million, respectively, and for the nine months ended September 30, 2016 and September 30, 2015 were $3.4 million and $3.7 million, respectively.

The following table sets forth our reconciliation of Hostess Holdings, L.P.’s Adjusted EBITDA:

Reconciliation of Adjusted EBITDA

(unaudited)

	Three Months Ended		Nine Months Ended
(In thousands)	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Net income (loss)	$33,513	$(4,064)	$81,523	$71,607
Plus non-GAAP adjustments:
Income tax provision (benefit)	(23)	—	294	—
Interest expense, net	18,004	14,136	53,748	31,806
Loss on debt extinguishment(i)	—	18,121	—	25,880
Depreciation and amortization	3,426	2,648	9,054	7,158
Unit-based compensation	276	878	689	1,264
Other (income) expense(ii)	4,222	3,444	9,411	(8,680)
Impairment of property and equipment	—	1,525	7,300	1,950
Loss on sale/abandonment of property and equipment and bakery shutdown costs(iii)	213	90	440	1,005
Recall costs related to flour(iv)	(4,000)	—	—	—
Special employee incentive compensation(v)	—	3,923	—	3,923

Adjusted EBITDA	$55,631	$40,701	$162,459	$135,913

(i)	For the three months ended September 30, 2015, we recorded a loss on extinguishment of a term loan of $18.1 million, which consisted of the write-off of deferred financing costs of $11.2 million and prepayment penalties of $6.9 million. For the nine months ended September 30, 2015, we recorded a loss on extinguishment of a term loan of $25.9 million, which consisted of the write-off of deferred financing costs of $16.0 million and prepayment penalties of $9.9 million.
(ii)	For the three months ended September 30, 2016, other expense of $4.2 million primarily consisted of legal and professional fees related to the Business Combination, compared to other expense of $3.4 million for the three months ended September 30, 2015, which primarily consisted of professional service fees related to our potential sale. For the nine months ended September 30, 2016, other expense of $9.4 million primarily consisted of legal and professional fees related to the Business Combination, transaction costs attributable to the acquisition of Superior, and the pursuit of a potential acquisition that has since been abandoned, compared to other income of $8.7 million for the nine months ended September 30, 2015. For the nine months ended September 30, 2015, we sold foreign trademark rights and a perpetual irrevocable license to our “know-how” in certain countries in the Middle East and received proceeds of $12.0 million, partially offset by professional service fees primarily related to our potential sale.
(iii)	For the three months ended September 30, 2016 and September 30, 2015, we incurred a loss on sale/abandonment of property and equipment and bakery shutdown costs of $0.2 million and $0.1 million, respectively. For the nine months ended September 30, 2016, we incurred a loss on sale/abandonment of property and equipment and bakery shutdown costs of $0.4 million, primarily due to utilities, insurance, taxes and maintenance expenses related to the Schiller Park, Illinois bakery. For the nine months ended September 30, 2015, we incurred bakery shutdown costs of $1.0 million associated with the closure and relocation of assets. This property was sold in May 2016.

(iv)	On June 3, 2016, we voluntarily recalled approximately 710,000 cases of snack cakes and donuts as a direct result of the recall by our supplier, Grain Craft, of certain lots of its flour for undeclared peanut residue. The matter was resolved by mutual agreement of the parties and we recorded a credit of $4.0 million to recall costs related to flour in the Consolidated Statements of Operations for the three months ended September 30, 2016. As a result, this recall did not result in any expense (not including lost sales during this period of time) for the nine months ended September 30, 2016, for recall costs related to flour.
(v)	For the three and nine months ended September 30, 2015, a one-time special bonus payment of $2.6 million and $1.3 million, respectively, was paid to employees at our bakery facilities and our corporate employees as compensation for their efforts in the successful recapitalization of our company.

Contacts

Investors, please contact:

Katie Turner

ICR

646-277-1228

katie.turner@icrinc.com

Media, please contact:

Hannah Arnold

LAK Public Relations, Inc.

212-329-1417

harnold@lakpr.com

or

Marie Espinel

LAK Public Relations, Inc.

212-899-4744

mespinel@lakpr.com